                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K/A

                               Amendment No. 1 to

                                  CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):      April 11,  2000
                                                 ---------------------------



                              SOFTWARE.COM, INC.
----------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

 Delaware                        000-26379             77-0392373
----------------------------------------------------------------------------
(State or other                  (Commission         (IRS Employer
jurisdiction of                  File Number)      Identification Number)
incorporation)

525 ANACAPA STREET, SANTA BARBARA, CALIFORNIA               93101
---------------------------------------------    ----------------------
  (Address of principal executive offices)               (Zip Code)

Registrant's telephone number, including area code:   (805) 882-2470
                                                      --------------

                              N/A
                              --------------------------------------
         (Former name or former address, if changed since last report)

This Current Report on Form 8-K/A amends Item 7 of the Current Report on
Form 8-K filed with the Securities and Exchange Commission on April 26, 2000.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
         ---------------------------------

(a)  Financial Statements of AtMobile.com
     ------------------------------------

(b)  Pro Forma Financial Information.
     -------------------------------

(c)  Exhibits
     --------

           23.1  Consent of Ernst & Young LLP, independent auditors.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 23, 2000                        SOFTWARE.COM, INC.


                                             /s/ Amy E. Staas
                                             ----------------------
                                             Amy E. Staas
                                             Vice President, Finance
                                             Acting Chief Financial Officer

               Report of Ernst & Young LLP, Independent Auditors

Board of Directors
AtMobile.com, Inc.

We have audited the accompanying consolidated balance sheets of AtMobile.com, Inc. and subsidiaries (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AtMobile.com, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and cash flows for the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                      /s/ Ernst & Young LLP


March 24, 2000,
except Note 11, as to which the date is
April 11, 2000.
Seattle, Washington

                              AtMobile.com, Inc.

                       Consolidated Financial Statements


                                                             December 31,              March 31,
                                                        1998             1999             2000
                                                 -------------------------------------------------
                                                                                      (Unaudited)
Assets
Current assets:
 Cash and cash equivalents                           $   814,939     $  5,459,783     $ 16,003,648
 Accounts receivable                                     290,904          744,588          463,218
 Unbilled receivables                                          -           41,218          152,799
 Prepaid expenses                                         49,195           51,190           83,440
                                                 -------------------------------------------------
Total current assets                                   1,155,038        6,296,779       16,703,105
Property and equipment, net                            1,437,891        1,365,996        1,762,551
Deferred charges and other assets, net                    95,794          190,194          195,526
                                                 -------------------------------------------------
Total assets                                         $ 2,688,723     $  7,852,969     $ 18,661,182
                                                 =================================================
Liabilities and shareholders' equity (deficit)
Current liabilities:
 Note payable to bank                                $   150,000     $          -     $          -
 Accounts payable - trade                                265,507          700,817          588,325
 Accounts payable - employees                             26,483           14,075                -
 Accrued expenses                                        441,503          464,235        1,068,906
 Current portion of capital lease obligations            401,165          432,689          420,000
 Current portion of long-term debt                       697,060          750,000          750,000
 Deferred revenue                                         58,508                -                -
                                                 -------------------------------------------------
Total current liabilities                              2,040,226        2,361,816        2,827,231
Capital lease obligations, less current portion          641,504          256,033          163,464
Long-term debt, less current portion                   3,015,196        5,500,000          812,500

Shareholders' equity (deficit):
 Preferred stock:
  Convertible preferred stock, $.001 par value:
   Authorized shares - 55,300,000
   Issued and outstanding shares - 47,304,384,
     35,219,739, and 12,612,312 at March 31,
     2000, December 31, 1999, and 1998,
     respectively                                      5,170,001       12,969,148       30,499,220
 Common stock, $.001 par value:
  Authorized shares - 75,000,000
  Issued and outstanding shares - 7,098,693,
     6,983,443, and 7,518,333 at March 31,
     2000, December 31, 1999, and 1998,
     respectively                                         21,650          150,879        2,220,492
Accumulated deficit                                   (8,199,854)     (13,384,907)     (17,861,725)
                                                 -------------------------------------------------
Total shareholders' equity (deficit)                  (3,008,203)        (264,880)      14,857,987
                                                 -------------------------------------------------
Total liabilities and shareholders' equity           $ 2,688,723     $  7,852,969     $ 18,661,182
                                                 =================================================

See accompanying notes.

                               AtMobile.com, Inc.

                     Consolidated Statements of Operations


                                       Year Ended December 31                  Three Months Ended March 31
                        -----------------------------------------------------------------------------------
                                1997             1998             1999             1999             2000
                        -----------------------------------------------------------------------------------
                                                                                      (Unaudited)
Revenues, net                $  163,061      $ 1,519,816      $ 2,303,505      $   270,894      $   574,593

Operating expenses:
 Cost of revenues                40,171        1,014,001        1,080,207          442,919          662,317
 Product development            400,606        3,377,219        1,830,518          592,007          697,974
 General and administrative     412,503        1,855,046        2,079,339          470,928        2,849,736
 Sales and marketing            188,349        2,529,845        2,190,696          306,501          885,043
                             ------------------------------------------------------------------------------
                              1,041,629        8,776,111        7,180,760        1,812,355        5,095,070
                             ------------------------------------------------------------------------------
Loss from operations           (878,568)      (7,256,295)      (4,877,255)      (1,541,461)      (4,520,477)

Other income (expense):
 Interest income                 37,121           69,644           13,402              287          120,233
 Interest expense                (3,746)        (169,774)        (358,621)               -          (92,007)
 Other income (expense)               -                -           37,421         (100,459)          15,433
                             ------------------------------------------------------------------------------
                                 33,375         (100,130)        (307,798)        (100,172)          43,659
                             ------------------------------------------------------------------------------
Net loss                     $ (845,193)     $(7,356,425)     $(5,185,053)     $(1,641,633)     $(4,476,818)
                            ===============================================================================

See accompanying notes.

                               AtMobile.com, Inc.

                          Consolidated Balance Sheets

                                                                           Convertible Preferred
                                                                                   Stock                      Common Stock
                                                                        ---------------------------------------------------------
                                                                             Shares         Amount         Shares        Amount
                                                                        ---------------------------------------------------------
Balance, January 1, 1997                                                             -   $           -   3,750,000     $   10,000
 Issuance of common stock                                                            -               -   4,050,000         10,800
 Issuance of preferred stock, net of issuance costs of $20,000              12,612,312       5,145,001           -              -
Net loss for 1997                                                                    -               -           -              -
                                                                          -------------------------------------------------------
Balance, December 31, 1997                                                  12,612,312       5,145,001   7,800,000         20,800
 Proceeds from stock options exercised and stock awards                              -               -       8,333            750
 Issuance of common stock                                                            -               -      10,000            900
 Repurchase of common stock                                                          -               -    (300,000)          (800)
 Issuance of preferred stock warrants in connection with lease agreement
                                                                                     -          25,000           -              -
 Net loss for 1998                                                                   -               -           -              -
                                                                          -------------------------------------------------------
Balance, December 31, 1998                                                  12,612,312       5,170,001   7,518,333         21,650
 Issuance of Series B preferred stock, net of issuance costs of $16,000      9,952,253       4,059,647           -              -
 Issuance of Series C preferred stock, net of issuance costs of $25,000     12,655,174       3,645,000           -              -
 Proceeds from stock options exercised                                               -               -      70,580          6,248
 Repurchase of common stock                                                          -               -    (605,470)        (1,615)
 Nonemployee equity-based compensation expense                                       -               -           -          3,591
 Issuance of common stock warrants in exchange for services                          -               -           -        121,005
 Issuance of preferred stock warrants in connection with bank term note
  agreement                                                                          -          94,500           -              -
 Net loss for 1999                                                                   -               -           -              -
                                                                          -------------------------------------------------------
Balance, December 31, 1999                                                  35,219,739      12,969,148   6,983,443        150,879
 Issuance of Series D preferred stock, net of issuance costs of
  $1,321,976*                                                               12,084,645      17,530,072           -              -

 Common stock issued in exchange for services*                                       -               -      40,000        226,000
 Proceeds from stock options exercised*                                              -               -      75,250          5,718
 Nonemployee equity-based compensation*                                              -               -           -      1,837,895
 Net loss*                                                                           -               -           -              -
                                                                          -------------------------------------------------------
Balance, March 31, 2000 (unaudited)                                         47,304,384     $30,499,220   7,098,693     $2,220,492
                                                                          =======================================================


                                                                          Subscription Accumulated
                                                                           Receivable        Deficit         Total
                                                                        ---------------------------------------------
Balance, January 1, 1997                                                      $(10,000)   $      1,764    $     1,764
 Issuance of common stock                                                       10,000               -         20,800
 Issuance of preferred stock, net of issuance costs of $20,000                       -               -      5,145,001
Net loss for 1997                                                                    -        (845,193)      (845,193)
                                                                           ------------------------------------------
Balance, December 31, 1997                                                           -        (843,429)     4,322,372
 Proceeds from stock options exercised and stock awards                              -               -            750
 Issuance of common stock                                                            -               -            900
 Repurchase of common stock                                                          -               -           (800)
 Issuance of preferred stock warrants in connection with lease agreement
                                                                                     -               -         25,000
 Net loss for 1998                                                                   -      (7,356,425)    (7,356,425)
                                                                           ------------------------------------------
Balance, December 31, 1998                                                           -      (8,199,854)    (3,008,203)
 Issuance of Series B preferred stock, net of issuance costs of $16,000              -               -      4,059,647
 Issuance of Series C preferred stock, net of issuance costs of $25,000              -               -      3,645,000
 Proceeds from stock options exercised                                               -               -          6,248
 Repurchase of common stock                                                          -               -         (1,615)
 Nonemployee equity-based compensation expense                                       -               -          3,591
 Issuance of common stock warrants in exchange for services                          -               -        121,005
 Issuance of preferred stock warrants in connection with bank term note
  agreement                                                                          -               -         94,500

 Net loss for 1999                                                                   -      (5,185,053)    (5,185,053)
                                                                           ------------------------------------------
Balance, December 31, 1999                                                           -     (13,384,907)      (264,880)
 Issuance of Series D preferred stock, net of issuance costs of
  $1,321,976*                                                                        -               -     17,530,072

 Common stock issued in exchange for services*                                       -               -        226,000
 Proceeds from stock options exercised*                                              -               -          5,718
 Nonemployee equity-based compensation*                                              -               -      1,837,895
 Net loss*                                                                           -      (4,476,818)    (4,476,818)
                                                                           ------------------------------------------
Balance, March 31, 2000 (unaudited)                                       $          -    $(17,861,725)   $14,857,987
                                                                          ===========================================

* (unaudited)

                               AtMobile.com, Inc.

                     Consolidated Statements of Cash Flows

                                                                   Year Ended December 31                   Three Months Ended
                                                                                                                 March 31
                                                     ------------------------------------------------------------------------------
                                                               1997            1998            1999            1999            2000
                                                     ------------------------------------------------------------------------------
                                                                                                                   (Unaudited)

Operating activities
Net loss                                                 $ (845,193)    $(7,356,425)    $(5,185,053)    $(1,641,633)    $(4,476,818)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization                              23,321         450,507         611,031         150,404         208,789
  Noncash stock-based expense                                     -           6,250         153,926               -       2,073,852
  Accrued interest on convertible notes                           -               -               -               -          25,727
  Loss on disposal of assets                                      -               -           9,769               -               -
  Changes in operating assets and liabilities:
   Accounts receivable                                     (134,273)       (156,631)       (453,684)         38,554         281,370
   Unbilled receivables                                           -               -         (41,218)              -        (111,581)
   Prepaid expenses                                         (27,465)        (67,830)          5,928         132,473         (32,250)
   Accounts payable and accrued expenses                    246,130         475,928         513,548        (187,325)        478,104
   Deferred maintenance revenue                                   -          58,508         (50,775)        (58,508)              -
                                                         --------------------------------------------------------------------------
Net cash used in operating activities                      (737,480)     (6,589,693)     (4,436,528)     (1,566,035)     (1,552,807)

Investing activities
Purchases of property and equipment                        (430,364)       (204,793)       (546,649)        (20,947)       (604,105)
Acquisition of other assets, patents                         (6,995)        (23,013)        (39,410)       (124,108)        (16,528)
                                                         --------------------------------------------------------------------------
Net cash used in investing activities                      (437,359)       (227,806)       (586,059)       (145,055)       (620,633)

Financing activities
Proceeds from line of credit                                      -         150,000               -               -               -
Proceeds from long-term debt                                763,759       3,358,497       7,613,305       1,565,277         500,000
Repayments of long-term debt                                      -        (226,620)     (1,229,507)        (59,556)       (292,758)
Proceeds from issuance of preferred stock, net            4,735,001               -       3,279,000               -      12,504,345
Proceeds from issuance of common stock, net                  20,800             850           4,633           1,517           5,718
                                                         --------------------------------------------------------------------------
Net cash provided by financing activities                 5,519,560       3,282,727       9,667,431       1,507,238      12,717,305
                                                         --------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      4,344,721      (3,534,772)      4,644,844        (203,852)     10,543,865
Cash and cash equivalents at beginning of period              4,990       4,349,711         814,939         814,939       5,459,783
                                                         --------------------------------------------------------------------------
Cash and cash equivalents at end of period               $4,349,711     $   814,939     $ 5,459,783     $   611,087     $16,003,648
                                                         ==========================================================================
Supplemental disclosures
Cash paid:
 Interest                                                $    2,000     $   149,501     $   335,321     $         -     $    66,280
Noncash transactions:
 Conversion of notes payable and accrued interest
  into preferred stock                                      410,000               -       4,425,647               -       5,025,727
 Property and equipment acquired pursuant to capital
  leases                                                          -       1,269,289               -               -               -
 Warrants issued in connection with borrowing
  agreements                                                      -          25,000          94,500               -               -
 Common stock issued in exchange for services                     -               -               -               -         226,000
 Warrant issued for placement fee in connection
  with Series D preferred stock financing                         -               -               -               -          45,634

See accompanying notes.

                              AtMobile.com, Inc.

                  Notes to Consolidated Financial Statements

1.  Background

AtMobile.com, Inc. was incorporated on August 16, 1996 as Global Mobility Systems, Inc. During June 1999, Global Mobility Systems, Inc. changed its name to AtMobile.com, Inc. to reflect its shift to developing mass market Internet service applications that integrate both current and future generations of digital wireless phones with the Internet. The Company is an application service provider for wireless carriers and Internet content providers in search of a technology gateway that links and integrates Web-based content, commerce, and applications with current and future generations of wireless phones.

The Company's operations have been primarily devoted to research and development, including the development of advanced network service software, as well as raising capital, obtaining financing, and administrative functions. Further development of the Company's business will require additional equity financing and the establishment of an adequate sales channel for the Company's products.

During June 1999, the Company created a Canadian subsidiary named Global Mobility Systems Canada, Inc. (subsequently renamed to AtMobile Canada, Inc.) for the purpose of conducting research and development activities for Canadian customers. The consolidated financial statements include the accounts of AtMobile.com, Inc., Global Mobility Networks, Inc., and AtMobile Canada, Inc. (together referred to as the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

2.  Summary of Significant Accounting Policies

Cash and Cash Equivalents and Supplemental Cash Flow Information

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization expenses are recorded using the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes over estimated useful lives ranging from three to seven years.

                              AtMobile.com, Inc.

2.  Summary of Significant Accounting Policies (continued)

Intangible Assets

Intangible assets consisting of patent and trademark costs are amortized using the straight-line method over periods ranging from 5 to 15 years.

Foreign Currency Translation

The functional currency of the Company's foreign subsidiaries is the local currency in the country in which the subsidiary is located. Assets and liabilities denominated in foreign currencies are translated to U. S. dollars at the exchange rate in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. The translation adjustment resulting from this process is shown within accumulated other comprehensive income (loss) as a component of shareholders' equity (deficit). Gains and losses on foreign currency transactions are included in the consolidated statements of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Information

The financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position at those dates and of the operations and cash flows for the periods then ended. Operating results for the three months ended March 31, 2000 are not necessarily indicative of results that may be expected for the entire year.

                              AtMobile.com, Inc.

2.  Summary of Significant Accounting Policies (continued)

Federal Income Taxes

The Company accounts for federal income taxes in accordance with the liability method. Deferred federal income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for federal income tax purposes. In the event that it becomes more likely than not that some portion of a deferred tax asset will not be realized, a valuation allowance is recorded.

Concentration of Credit Risk

The Company maintains all of its cash balances in one financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1999, the Company had bank balances in excess of the federally insured limits.

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock-Based Compensation.
The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.

Revenue and Cost Recognition

The Company recognizes revenue, contract costs, and profit on management and consulting contracts in accordance with Statement of Position No. 81-1 (SOP No. 81-1), Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Revenue, contact costs, and profit on contracts on fixed-fee contracts are recognized on the percentage-of-completion method (determined based on the cost-to-cost method). Revenue, contract costs, and profits on time-and-material contracts are recorded based upon direct labor hours at fixed hourly rates and cost of materials as incurred. When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded. Revisions to contract estimates are recorded as the estimating factors are refined. The effect of these revisions is included in income in the period the revisions are made.

                              AtMobile.com, Inc.

2.  Summary of Significant Accounting Policies (continued)


Product Development

Product development costs, which consist primarily of software development costs, are expensed as incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. No such costs have been capitalized because the impact of capitalizing such costs would not be material.

Reclassifications

Certain prior year amounts were reclassified to conform with the current year financial statement presentation.

3.  Property and Equipment


                                                                         March 31,
                                                1998            1999       2000
                                        --------------------------------------------
                                                                        (Unaudited)
Computer equipment                        $1,131,195     $ 1,614,553     $ 2,164,093
Office furniture and equipment               229,832         218,546         224,826
Software                                     543,419         604,711         652,996
                                          ------------------------------------------
                                           1,904,446       2,437,810       3,041,915
Less accumulated depreciation and
 amortization                               (466,555)     (1,071,814)     (1,279,364)
                                          ------------------------------------------
                                          $1,437,891     $ 1,365,996     $ 1,762,551
                                          ==========================================

                              AtMobile.com, Inc.

3.  Property and Equipment (continued)

Computer equipment and software included $1,269,289 of equipment and software acquired under capital leases as of December 31, 1998 and 1999. Accumulated amortization related to this equipment and software totaled $301,575 and $720,874 as of December 31, 1998 and 1999, respectively. These leases are secured by the underlying assets.

4.  Note Payable to Bank

The Company had a $2 million revolving line of credit with a bank. Borrowings outstanding under this line of credit were $150,000 at December 31, 1998. The line of credit was secured by substantially all accounts receivable. The line of credit was refinanced on April 30, 1999 with a term loan from the bank.

                              AtMobile.com, Inc.

5.  Long-Term Debt

Long-term debt consists of the following:

                                                 December 31              March 31,
                                            1998            1999            2000
                                     -----------------------------------------------
                                                                        (Unaudited)
Term loan from bank, interest at
 prime plus 2% (10.5% at December
 31, 1999), 36 monthly principal
 payments of $62,500 beginning on
 May 5, 1999                              $2,000,000      $1,750,000      $1,562,500

Convertible promissory note payable
 to Sutter Hill Ventures, a
 preferred stock shareholder,
 bearing interest at 5.06% per annum,
 converted on June 15, 1999
                                             735,000               -               -

Convertible promissory note payable
 to Olympic Venture Partners IV
 L.P., a preferred stock shareholder,
 bearing interest at 5.06% per annum,
 converted on June 15, 1999                  711,000               -               -

Convertible promissory note payable
 to OVP IV Entrepreneurs Fund, a
 preferred stock shareholder,
 bearing interest at 5.06 per annum,
 converted on June 15, 1999                   54,000               -               -

Convertible promissory note payable
 to MCP Global Corporation Limited,
 bearing interest at 5.88%,
 converted on February 18, 2000                    -       4,500,000               -

Term loan from bank, interest at
 prime plus 1.50%, refinanced on
 April 30, 1999                              212,256               -               -
                                          ------------------------------------------
                                           3,712,256       6,250,000       1,562,500
Less current portion                        (697,060)       (750,000)       (750,000)
                                          ------------------------------------------
                                          $3,015,196      $5,500,000      $  812,500
                                          ==========================================

                              AtMobile.com, Inc.

5.  Long-Term Debt (continued)

In January 2000, the Company issued additional convertible promissory notes for bridge financing aggregating $500,000. These notes bear interest at 5.88%. On February 18, 2000, these promissory notes and the MCP Global promissory note of $4,500,000 with accrued interest of $25,727, were converted into 3,221,620 shares of Series D preferred stock (see Note 7).

Aggregate maturities on the term loan as of December 31, 1999 are as follows:

Year Ending December 31:
------------------------
 2000                                                              $  750,000
 2001                                                                 750,000
 2002                                                                 250,000
                                                                   ----------
                                                                   $1,750,000
                                                                   ==========

6.  Commitments

The Company leases computer equipment, computer software, and office equipment under capital lease agreements expiring in 2001. The Company also leases its office space under noncancelable operating leases that expire in 2000 through 2002. Future minimum lease payments under these leases as of December 31, 1999 are as follows:

                                                       Capital       Operating
                                                       Leases          Leases
                                                       -------       ---------

2000                                                   $ 465,618      $181,884
2001                                                     259,255        12,849
2002                                                       1,228             -
                                                       ---------      --------
                                                         726,101      $194,733
                                                                      ========
Less amount representing interest                        (37,379)
                                                       ---------
Net present value of minimum lease payments              688,722
Less current portion                                    (432,689)
                                                       ---------
                                                       $ 256,033
                                                       =========

Rent expense for all operating leases was approximately $33,000, $228,500 and $246,108 for 1997, 1998, and 1999, respectively. Sublease rental income was $0 in 1997 and 1998, and $37,421 in 1999.

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit)

Preferred Stock

In September 1997, the Company sold 12,612,312 shares of Series A preferred stock, resulting in net proceeds of $5,145,001. Each share of Series A preferred stock is convertible into one share of common stock subject to certain adjustments, at the holder's option, and automatically converts upon the occurrence of an initial public offering. In the event of liquidation, the preferred shareholders have preferential rights to liquidation payments of $0.40952 per share. Each share of Series A preferred stock has a priority over common shares as to dividends, if declared, and shareholders have the same voting rights (on an as-converted basis) as the common stock shareholders.

During June 1999, the Company issued 9,952,253 shares of Series B preferred stock in consideration for the conversion of $4,000,000 in bridge notes, comprised of $1,500,000 outstanding at December 31, 1999 and $2,500,000 issued in 1999, and $75,647 in accrued interest under certain loan agreements. Each share of Series B preferred stock is convertible into one share of common stock subject to certain adjustments, at the holder's option, and automatically converts upon the occurrence of an initial public offering. In the event of liquidation, the preferred shareholders have preferential rights to liquidation payments of $0.40952 per share. Each share of Series B preferred stock has a priority as to dividends over Series A shares and common shares, if declared, and shareholders have the same voting rights (on an as-converted basis) as the common stock shareholders.

During June 1999, in connection with the issuance of the Series B preferred stock, the Board of Directors declared a 2.19769223-to-1 stock split on the Company's Series A preferred stock. The effect of the split was to increase the number of authorized, issued, and outstanding shares of Series A preferred stock. The number of shares issued and outstanding has been retroactively adjusted to reflect these changes.

During August and November 1999, the Company sold an aggregate of 11,448,277 shares of Series C preferred stock, resulting in net proceeds of $3,295,000. In August 1999, the Company issued 1,206,897 shares of Series C preferred stock in consideration for the conversion of the $350,000 bridge loan received in July 1999. Each share of Series C preferred stock is convertible into one share of common stock subject to certain adjustments, at the holder's option, and automatically converts upon the occurrence of an initial public offering. In the event of liquidation, the preferred shareholders have preferential rights to liquidation payments of $0.29 per share. Each share of Series C preferred stock has a priority over Series B shares, Series A shares, and

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

common shares as to dividends, if declared, and shareholders have the same voting rights (on an as-converted basis) as the common stock shareholders.

On February 18, 2000, the Company sold an aggregate of 8,863,025 shares of Series D preferred stock, resulting in net proceeds of $12,504,345. In addition, the Company issued 3,221,620 shares of Series D preferred stock upon conversion of $5,000,000 of promissory notes and related accrued interest of $25,727. Each share of Series D preferred stock is convertible into one share of common stock subject to certain adjustments, at the holder's option, and automatically converts upon the occurrence of an initial public offering. In the event of liquidation, the preferred shareholders have preferential rights to liquidation payments of $1.56 per share. Each share of Series D preferred stock has a priority over Series C shares, Series B shares, Series A shares, and common shares as to dividends, if declared, and shareholders have the same voting rights (on an as-converted basis) as the common stock shareholders.

Preferred Stock Warrants

During 1998, the Company issued warrants to purchase shares of Series A preferred stock in connection with a capital lease financing arrangement. In accordance with the warrant agreement, the number of shares originally issuable and the related exercise price were adjusted based on a subsequent Series B preferred financing in June 1999 whereby the warrants are for 109,885 shares of Series A preferred stock with an exercise price of $0.41 per share. The warrants expire at the earlier of (1) three years from the effective date of the Company's initial public offering, (2) seven years, or (3) upon any sale, conveyance, disposal, or encumbrance of all or substantially all of the Company's property or business. The Company estimated the value of the warrants to be approximately $0.23 per share, based on a Black-Scholes valuation model, and recorded corresponding deferred debt issuance costs which are being amortized over the life of the related capital lease.

In July 1999, in connection with a bank financing agreement, the Company issued warrants to a bank to purchase up to 350,000 shares of Series B preferred stock at a per share purchase price of $0.41, which expire in May 2009. The Company estimated the value of the warrants to be approximately $0.27 per share, based on a Black-Scholes valuation model, and recorded corresponding deferred debt issuance costs which are being amortized over the term of the related financing agreement.

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

Amortization of debt issuance cost was $6,250, $29,331, and $9,958 in 1998, 1999, and the three months ended March 31, 2000, respectively.

As part of the placement fee associated with the Series D capital placement in February 2000, the Company issued a warrant to purchase 114,085 shares of Series D Preferred Stock at $1.56 per share. The warrant expires in 2005.

The Preferred Series A and Series B warrants were valued using the Black-Scholes valuation model based upon the exercise prices described above, a risk free rate of 6%, a dividend yield of 0%, volatility of .6 and an expected life of 7 years.

Common Stock Warrants and Options

In June 1999, the Company entered into a Web development, hosting, maintenance, and licensing agreement with a contractor. As part of the agreement, the Company issued warrants to the contractor to purchase 1,304,878 shares of common stock with an exercise price of $0.01 per share in exchange for these services. The warrants expire June 2009. The warrants become exercisable based on the achievement of certain milestones or over the period for which the services are performed through June 2002, as prescribed in the agreement. During 1999 and the three months ended March 31, 2000, warrants for 359,756 shares and 179,878 shares, respectively, became exercisable for the services performed by the contractor. The value of the services performed was determined based upon the underlying value of the exercisable warrants. During 1999 and the three months ended March 31, 2000, the Company recorded general and administrative costs related to these services of $100,732 and $1,014,512, respectively. If and when the warrants become exercisable as to additional shares, the Company will record the cost for the services based on the then fair value of the exercisable portion of the related warrant.

In July 1999, the Company obtained bridge financing in the form of a convertible promissory note of $350,000 from a shareholder. In connection with that financing the Company issued a warrant to the shareholder to purchase 85,466 shares of common stock at $0.04 per share. The warrant expires in 2004. The Company estimated the value of the warrant to be approximately $0.02 per share and recorded corresponding interest expense of $1,710 related to the warrant in 1999.

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

In November 1999, the Company entered into a development agreement with a contractor. As part of the agreement, the Company issued warrants to the contractor to purchase 214,193 shares of common stock, with an exercise price of $0.04 per share in exchange for these services. The warrants expire November 2004. The warrants become exercisable once certain performance milestones are achieved, as prescribed in the agreement. During 1999 and the three months ended March 31, 2000, warrants for 71,398 and 107,097 shares, respectively, were exercisable. The value of the services performed were based upon the underlying value of the exercisable warrants. During 1999 and the three months ended March 31, 2000, the Company recorded costs related to these services of $18,563 and $585,464, respectively. If and when the warrants become exercisable as to additional shares, based upon the counter party performance, the Company will record the cost for the services based on the then fair value of the exercisable portion of the related warrant.

The Company issued options for 80,000 shares at $0.04 per share of common stock to consultants during 1999 which were fully vested at the date of grant. During 1999, the Company recognized compensation related expense of $2,667 related to these equity awards.

The common stock warrants and options were valued using the Black-Scholes valuation model based upon the exercise prices described above, a risk free rate of 6%, a dividend yield of 0%, volatility of .6, and an expected life of two to ten years.

In March 2000, the Company issued 40,000 shares of common stock in connection with a professional service agreement. The Company estimated the value of the common stock at $5.65 per share. In connection with the issuance of the stock, the Company recognized costs of $226,000 for the value of the services.

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

Authorized Shares of Common Stock

In connection with the stock split of the Series A preferred stock in June 1999, the number of authorized shares of common stock was increased to 47.8 million shares. In connection with the sale of the Series D preferred stock, the number of authorized shares of common stock was increased to 75 million shares. The number of common stock shares authorized has been retroactively adjusted to reflect this change.

Common Stock Restriction Agreements

In 1997, the Company concluded an equity financing through a private offering of
7.8 million shares of common stock generating net proceeds of $20,800. These common stock issuances are subject to common stock restriction agreements, whereby if a shareholder ceases to be an employee of the Company, the Company has the right to repurchase any remaining shares of restricted common stock at the original issuance price paid by the shareholder. Generally, the restrictions lapse ratably over five years. The Company repurchased shares of two such employees who terminated their employment with the Company during 1998 and 1999. The number of shares subject to repurchase was 2,226,563 as of December 31, 1999.

Common Stock Reserved

A summary of common stock reserved for issuance is as follows as of December 31, 1999:

        Conversion of preferred stock                              35,219,739
        Stock option plan                                           6,905,686
        Common stock warrants and non plan options                  1,684,537
        Preferred stock warrants                                      459,885
                                                                   ----------
                                                                   44,269,847
                                                                   ==========

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

Stock Option Plan

The Amended and Restated 1997 Stock Option Plan (the Plan), provides for the granting of nonqualified and incentive stock options to officers, directors, employees, and consultants. The Board of Directors is authorized to administer the Plan and establish the stock option terms, including the grant price and vesting period. The plan allows for the grant of options for 6,905,686 shares of common stock.

Stock options typically vest over a four-year period and expire ten years from the date of grant. Vested incentive stock options are exercisable during continued employment or generally within 90 days of terminating employment. Vested nonqualified stock options are exercisable until expiration.

In May 1999, the Company issued stock options under the Plan to consultants to acquire 26,666 shares of common stock at an exercise price of $0.09 per share which were fully vested at December 31, 1999, and expire in May 2009. The Company recognized stock-based compensation expense of $267 related to these stock options in 1999.

In October and December 1999, the Company issued stock options under the Plan to consultants to acquire 230,812 shares of common stock at an exercise price of $0.04 per share which expire in December 2009. Of these options, 30,812 shares were vested on the date of grant. The remaining 200,000 shares vest over four years. The Company recognized stock-based compensation expense of $924 and $237,919 related to these stock options in 1999 and the three months ended
March 31, 2000, respectively.

                              AtMobile.com, Inc.

7.  Shareholders' Equity (Deficit) (continued)

The following table summarizes the Company's stock option activity:

                                                                          Outstanding Options
                                                                          -------------------
                                                                                              Weighted-
                                                       Shares                                  Average
                                                     Available                 Number       Exercise Price
                                                     for Grant               of Shares
                                                     -----------------------------------------------------

Balance at December 31, 1997 (115,625 exercisable)    1,140,000          1,060,000              $0.09
 Increase in shares available for grant                 500,000                  -                  -
 Options granted                                     (2,217,000)         2,217,000               0.09
 Options forfeited                                      991,543           (991,543)              0.09
 Options exercised                                            -             (8,333)              0.09
                                                     -----------------------------
Balance at December 31, 1998 (348,789 exercisable)      414,543          2,277,124               0.09
 Increase in shares available for grant               4,205,686                  -                  -
 Options granted                                     (6,841,721)         6,841,721               0.06
 Options forfeited                                    2,599,877         (2,599,877)              0.09
 Options exercised                                            -            (70,580)              0.09
                                                     -----------------------------
Balance at December 31, 1999 (692,617 exercisable)      378,385          6,448,388               0.06
 Options granted                                     (1,383,500)         1,383,500               5.22
 Options forfeited                                    1,194,314         (1,194,314)              0.06
 Options exercised                                            -            (75,249)              0.08
                                                     -----------------------------
Balance at March 31, 2000 (692,617 exercisable)         189,199          6,562,325               0.97
                                                     =============================

The weighted-average remaining contractual life of options outstanding was 9.8 years, 9.6 years, and 9.3 years at December 31, 1997, 1998, and 1999, respectively. The weighted-average fair value of options granted during 1997, 1998, and 1999 was $0.02, $0.02, and $0.01, respectively.

Pro Forma Stock-Based Compensation

Pro forma information regarding net loss is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of the options was estimated at the date of grant using the Minimum Value option pricing model with risk-free interest rates ranging from 5.80% to 6.11%, a dividend yield of 0%, and an average life of four years.

                              AtMobile.com, Inc.

7. Shareholders' Equity (Deficit) (continued)

For purposes of pro forma disclosures, the estimated fair value of the options under SFAS No. 123 is recognized as expense over the options' vesting period. The effects of applying SFAS No. 123 in the pro forma disclosure below are not likely to be representative of the effects on reported net income or losses for future years. If the Company elected to recognize compensation cost based on the fair value at the date of grant for options awarded under the Plan as prescribed by SFAS No. 123, the pro forma amounts of the Company's net loss for the years ended 1999 and 1998 would have been as follows:

                                                              December 31
                                                         1998             1999
                                                     ------------------------------
           Net loss - as reported                     $(7,356,425)     $(5,185,053)
           Net loss - pro forma                        (7,368,312)      (5,216,919)

8. Income Taxes

At December 31, 1999, the Company's net operating loss carryforward was approximately $13 million, expiring through 2019. A valuation allowance has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the Company's net operating loss carryforward.
While the need for this allowance is subject to periodic review, the tax benefits of the carryforward will be recorded when recognized as a reduction of the Company's income tax expense.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                              AtMobile.com, Inc.

8. Income Taxes (continued)

Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

                                                        1998            1999
                                                    ----------------------------
       Deferred tax assets:
        Net operating loss carryforward              $ 2,745,967     $ 4,432,412
        Accrued compensation                              32,559          30,518
        Stock-based compensation                               -          66,240
                                                    ----------------------------
       Total deferred tax assets                       2,778,526       4,529,170
       Deferred tax liability:
        Depreciation and amortization                     (9,021)        (19,025)
       Less valuation reserve                         (2,769,505)     (4,510,145)
                                                    ----------------------------
       Net deferred taxes                            $         -     $         -
                                                    ============================

9. Employee Benefit Plan

Effective May 1, 1998, the Company implemented a salary deferral 401(k) plan for substantially all of its employees. Employees may contribute from 1% to 15% of their compensation to the plan. The Company does not currently provide any matching contributions.

10.  Other Agreements

Software License

In 1997, the Company acquired a software license under the terms of an agreement that grants the Company a perpetual, worldwide, nonexclusive, royalty-bearing license to develop, market, distribute, and sublicense the licensed software. Under the terms of the agreement, the Company made an initial payment of $50,000 that was capitalized as a deposit, and is obligated to make royalty payments equal to 12% of net sales (as defined in the agreement), up to a maximum of $5 million. No sales were generated under the licensing agreement and the Company discontinued using the software in 1998. Therefore, the Company wrote off the $50,000 nonrefundable deposit to research and development expense in 1998.

                              AtMobile.com, Inc.

10. Significant Agreements (continued)

Agreement with Consortium

The Company earned approximately 28% of its revenues for the year ended December 31, 1998, from the Universal Wireless Communications Consortium, L.L.C. (the Consortium) under the terms of an administrative services and management agreement (management contract). A Company officer and shareholder is the president of the Consortium. Under the terms of the management contract, the Company performs services to manage and direct the operations of the Consortium, including providing dedicated employees, in exchange for a $5,000 monthly fee plus a 10% commission on all new Consortium members' fees and reimbursement of all direct and incidental costs. This agreement was terminated as of December 31, 1998.

11. Subsequent Events

Merger with Software.com, Inc.

On April 11, 2000, the Company completed a merger with Software.com, Inc., a supplier of e-mail systems to Internet service providers. The parties plan to account for the merger using the pooling-of-interest method.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to the combination of Software.com and AtMobile using the pooling of interests method of accounting. The unaudited pro forma combined balance sheet assumes the merger took place on March 31, 2000 and combines Software.com's historical balance sheet with AtMobile's historical balance sheet at that date. The unaudited pro forma combined statements of operations assume the merger took place as of the beginning of each of the periods presented and combine Software.com's and AtMobile's historical statements of operations.

This pro forma information is presented to give you a better understanding of what the combined results of operations and financial position of Software.com and AtMobile may have looked like had the merger occurred on an earlier date. However, the unaudited pro forma combined statements of operations are not necessarily indicative of operating results which would have been achieved had the merger been consummated as of the beginning of such periods and should not be construed as representative of future operations.

These unaudited pro forma combined financial statements should be read in conjunction with the respective audited historical financial statements and the notes thereto of AtMobile, which are included in this filing, and Software.com which are included in it's annual report on Form 10-K for the year ended December 31, 1999.

                              SOFTWARE.COM, INC.
                         UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEET
                             AS OF MARCH 31, 2000
                                (In thousands)

                                                --------------------------------------------------------------------------------
                                                                                                                     (a)
                                                  Software.com             AtMobile            Pro Forma          Combined
                                                   Historical             Historical          Adjustments         Pro Forma
                                                --------------------------------------------------------------------------------
Assets
Current Assets:
    Cash and cash equivalents                    $ 44,207               $ 16,004             $     -                 $ 60,211
    Short-term investments                         30,276                   -                      -                   30,276
    Accounts receivables, net                      28,434                    463                   -                   28,897
    Unbilled earned revenues                         -                       153                   -                      153
    Prepaid expenses and other current assets       1,618                     83                   -                    1,701
                                                 --------               --------             ---------               --------
Total current assets                              104,535                 16,703                   -                  121,238

Property and equipment, net                         6,515                  1,762                   -                    8,277
Deposits and other assets                             547                    196                   -                      743
Goodwill and other intangibles                      7,625                   -                      -                    7,625
                                                 --------               --------             ---------               --------
Total assets                                     $119,222               $ 18,661             $     -                 $137,883
                                                 ========               ========             =========               ========
Liabilities and shareholder's equity
Current liabilities:
    Accounts payable                             $  4,598               $    588             $     -                 $  5,186
    Accrued liabilities                             5,898                  1,065                10,257 (b)             17,220
    Deferred revenue                               15,362                      4                   -                   15,366
    Current portion of capital lease obligations     -                       420                   -                      420
    Current portion of long-term debt                -                       750                   -                      750
                                                 --------               --------             ---------               --------
Total current liabilities                          25,858                  2,827                10,257                 38,942

Capital lease obligations, less current portion      -                       163                   -                      163
Long-term debt, less current portion                 -                       813                   -                      813


Shareholder's equity
    Preferred stock                                  -                    30,499               (30,499) (c)              -
    Common stock                                  126,101                  2,221                30,499  (c)           158,821
    Deferred compensation                          (1,520)                  -                      -                   (1,520)
    Accumulated comprehensive loss                    (32)                  -                      -                      (32)
    Accumulated deficit                           (31,185)               (17,862)              (10,257) (b)           (58,920)
                                                 --------               --------             ---------               --------
    Total shareholder's equity                     93,364                 14,858               (10,257)                97,965
                                                 --------               --------             ---------               --------
Total liabilities and shareholder's equity       $119,222               $ 18,661             $     -                 $137,883
                                                 ========               ========             =========               ========

                               SOFTWARE.COM, INC.
                          UNAUDITED PRO FORMA COMBINED
                             STATEMENT OF OPERATIONS
                      (In thousands,except per share data)

                                                                     Three Months Ended March 31, 2000
                                             ------------------------------------------------------------------------------
                                               Software.com            AtMobile           Pro Forma             Combined
                                                Historical            Historical         Adjustments            Pro Forma
                                             ------------------------------------------------------------------------------
Revenues
    Software licenses                        $  13,437            $        -            $     -               $   13,437
    Services                                     6,107                   574                  -                    6,681
                                            -----------------------------------------------------------------------------
Total Revenues                                  19,544                   574                  -                   20,118

Cost of Revenues:
    Software licenses                              721                     -                  -                      721
    Services                                     4,111                   662                  -                    4,773
                                            -----------------------------------------------------------------------------
Total cost of revenues                           4,832                   662                  -                    5,494
                                            -----------------------------------------------------------------------------

Gross Profit                                    14,712                   (88)                 -                   14,624

Sales and marketing                              6,482                   885                  -                    7,367
Research and development                         5,073                   698                  -                    5,771
General and administration                       2,176                 2,466                  -                    4,642

Amortization of goodwill and purchased
    intangible assets                              423                     -                  -                      423
                                            -----------------------------------------------------------------------------
                                                14,154                 4,049                  -                   18,203
                                            -----------------------------------------------------------------------------
Income/ (loss) from operations                     558                (4,137)                 -                   (3,579)
Interest and other income, net                   1,085                    44                 26 (e)                1,155
                                            -----------------------------------------------------------------------------
Income/ (loss) before income taxes               1,643                (4,093)                26                   (2,424)
Provision for income taxes                         (34)                    -                  -                      (34)
                                            -----------------------------------------------------------------------------
Net income/(loss)                            $   1,609            $   (4,093)           $    26               $   (2,458)
                                            =============================================================================

Basic net income (loss) per share            $    0.04                                                        $    (0.05) (d)
                                            ==========                                                        ===========

Weighted average actual and pro forma
shares of common stock outstanding used in
computing basic net income (loss)
per share                                      43,338                                     2,869 (c)               46,207  (d)
                                            =========                                   =======               ===========

Diluted net income (loss) per share          $   0.03                                                        $     (0.05) (d)
                                            =========                                                        ===========

Weighted average actual and pro forma
shares of common stock outstanding used
in computing diluted net income (loss)         50,734                                    (4,527) (f)               46,207 (d)
per share                                   =========                                  ========              ===========

                               SOFTWARE.COM, INC.
                          UNAUDITED PRO FORMA COMBINED
                             STATEMENT OF OPERATIONS
                      (In thousands,except per share data)



                                                                             Three Months Ended March 31, 1999
                                                   ---------------------------------------------------------------------------------

                                                     Software.com          AtMobile             Pro Forma               Combined
                                                      Historical          Historical            Adjustments              Pro Forma
                                                   ---------------------------------------------------------------------------------
Revenues
    Software licenses                             $ 5,058               $      -                  $ -                  $ 5,058
    Services                                        3,013                    271                    -                    3,284
                                                  -----------------------------------------------------------------------------
Total Revenues                                      8,071                    271                    -                    8,342

Cost of Revenues:
    Software licenses                                 376                      -                    -                      376
    Services                                        2,044                    443                    -                    2,487
                                                  -----------------------------------------------------------------------------
Total cost of revenues                              2,420                    443                    -                    2,863
                                                  -----------------------------------------------------------------------------

Gross Profit                                        5,651                   (172)                   -                    5,479

Sales and marketing                                 3,560                    307                    -                    3,867
Research and development                            2,741                    592                    -                    3,333
General and administration                          1,178                    471                    -                    1,649
                                                  -----------------------------------------------------------------------------
                                                    7,479                  1,370                    -                    8,849
                                                  -----------------------------------------------------------------------------
Loss from operations                               (1,828)                (1,542)                   -                   (3,370)
Interest and other income (expenses), net            (157)                  (100)                  38  (e)                (219)
                                                  -----------------------------------------------------------------------------
Loss before income taxes                           (1,985)                (1,642)                  38                   (3,589)
Provision for income taxes                             68                      -                    -                       68
                                                  -----------------------------------------------------------------------------
Net loss                                           (2,053)                (1,642)                  38                   (3,657)
Accretion on redeemable convertible
    preferred stock                                  (210)                     -                    -                     (210)
                                                  -----------------------------------------------------------------------------

Net loss applicable to common shareholders        $(2,263)              $ (1,642)                $ 38                 $ (3,867)
                                                  =============================================================================

Basic and diluted net loss per share              $ (0.08)                                                            $  (0.13) (d)
                                                  ========                                                            =========

Weighted average actual and pro forma shares
of common stock outstanding used in
computing basic and diluted net income (loss)
per share                                          28,749                                       1,544  (c)              30,293 (d)
                                                   ======                                       =====                 ========

                              SOFTWARE.COM, INC.
                         UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS
                     (In thousands,except per share data)

                                                                                  Year Ended December 31, 1999
                                                             --------------------------------------------------------------------
                                                              Software.com           AtMobile        Pro Forma       Combined
                                                               Historical           Historical       Adjustments     Pro Forma
                                                             --------------------------------------------------------------------
Revenues
    Software licenses                                            $    26,847              $    -     $      -       $    26,847
    Services                                                          17,791               2,303            -            20,094
                                                             --------------------------------------------------------------------
Total Revenues                                                        44,638               2,303            -            46,941

Cost of Revenues:
    Software licenses                                                  2,677                   -            -             2,677
    Services                                                          11,591               1,080            -            12,671
                                                             --------------------------------------------------------------------
Total cost of revenues                                                14,268               1,080            -            15,348
                                                             --------------------------------------------------------------------

Gross Profit                                                          30,370               1,223            -            31,593

Sales and marketing                                                   18,505               2,191            -            20,696
Research and development                                              14,080               1,830            -            15,910
General and administration                                             6,101               2,079            -             8,180

Amortization of goodwill and purchased
    intangible assets                                                    329                   -            -               329

Purchased in-process research and development                          3,210                   -            -             3,210
Legal matter                                                            (200)                  -            -              (200)
                                                             --------------------------------------------------------------------

                                                                      42,025               6,100            -            48,125
                                                             --------------------------------------------------------------------
Loss from operations                                                 (11,655)             (4,877)           -           (16,532)
Interest and other income (expenses), net                              1,334                (308)          76             1,102
                                                             --------------------------------------------------------------------
Loss before income taxes                                             (10,321)             (5,185)          76           (15,430)
Provision for income taxes                                               212                   -            -               212
                                                             --------------------------------------------------------------------
Net loss                                                             (10,533)             (5,185)          76           (15,642)

Accretion on redeemable convertible
    preferred stock                                                     (403)                  -            -              (403)
                                                             --------------------------------------------------------------------
Net loss applicable to common shareholders                   $       (10,936)    $        (5,185)  $       76      $    (16,045)
                                                             ====================================================================

Basic and diluted net loss per share                         $         (0.31)                                      $      (0.43) (d)
                                                             ===============                                        ===========
Weighted average actual and pro forma
shares of common stock outstanding used
in computing basic and diluted net income (loss)
per share                                                             35,341                            1,875 (c)        37,216  (d)
                                                             ================                         =======      ============

                               SOFTWARE.COM, INC.
                          UNAUDITED PRO FORMA COMBINED
                             STATEMENT OF OPERATIONS
                      (In thousands,except per share data)


                                                                          Year Ended December 31, 1998
                                                --------------------------------------------------------------------------------
                                                  Software.com             AtMobile            Pro Forma          Combined
                                                   Historical             Historical          Adjustments         Pro Forma
                                                --------------------------------------------------------------------------------
Revenues
    Software licenses                            $ 17,462               $      -                 $ -                 $ 17,462
    Services                                        8,157                  1,520                   -                    9,677
                                                ------------------------------------------------------------------------------
Total Revenues                                     25,619                  1,520                   -                   27,139

Cost of Revenues:
    Software licenses                               1,568                      -                   -                    1,568
    Services                                        7,451                  1,014                   -                    8,465
                                                ------------------------------------------------------------------------------
Total cost of revenues                              9,019                  1,014                   -                   10,033
                                                ------------------------------------------------------------------------------

Gross Profit                                       16,600                    506                   -                   17,106

Sales and marketing                                10,769                  2,530                   -                   13,299
Research and development                            8,716                  3,377                   -                   12,093
General and administration                          4,036                  1,855                   -                    5,891

Legal matter                                         (400)                     -                   -                     (400)
                                                -----------------------------------------------------------------------------
                                                   23,121                  7,762                   -                   30,883
                                                ------------------------------------------------------------------------------
Loss from operations                               (6,521)                (7,256)                  -                  (13,777)
Interest and other income (expenses), net            (436)                  (100)                  -                     (536)
                                                ------------------------------------------------------------------------------
Loss before income taxes                           (6,957)                (7,356)                  -                  (14,313)
Provision for income taxes                            446                      -                   -                      446
                                                ------------------------------------------------------------------------------
Net loss                                           (7,403)                (7,356)                  -                  (14,759)
Accretion on redeemable convertible
    preferred stock                                  (825)                     -                   -                     (825)
                                                ------------------------------------------------------------------------------

Net loss applicable to common shareholders       $ (8,228)              $ (7,356)                $ -                $ (15,584)
                                                ==============================================================================

Basic and diluted net loss per share             $ (0.29)                                                           $   (0.53) (d)
                                                =========                                                           =========

Weighted average actual and pro forma shares
of common stock outstanding used in
computing basic and diluted net income (loss)
per share                                          28,228                                       1,177  (c)             29,405  (d)
                                                ==========                                     ======               =========

                              SOFTWARE,COM, INC,
                         UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS
                     (In thousands,except per share data)


                                                                             Year Ended December 31, 1997
                                                 -----------------------------------------------------------------------------
                                                   Software.com             AtMobile            Pro Forma            Combined
                                                    Historical             Historical          Adjustments           Pro Forma
                                                 -----------------------------------------------------------------------------
Revenues
    Software licenses                           $   7,859                 $    -              $    -                $   7,859
    Services                                        2,807                    163                   -                    2,970
                                                ------------------------------------------------------------------------------
Total Revenues                                     10,666                    163                   -                   10,829

Cost of Revenues:
    Software licenses                                 689                      -                   -                      689
    Services                                        2,675                     40                   -                    2,715
                                                ------------------------------------------------------------------------------
Total cost of revenues                              3,364                     40                   -                    3,404
                                                ------------------------------------------------------------------------------

Gross Profit                                        7,302                    123                   -                    7,425

Sales and marketing                                 8,607                    188                   -                    8,795
Research and development                            6,309                    401                   -                    6,710
General and administration                          3,093                    412                   -                    3,505

Legal matter                                        1,000                      -                   -                    1,000
                                                ------------------------------------------------------------------------------
                                                   19,009                  1,001                   -                   20,010
                                                ------------------------------------------------------------------------------
Loss from operations                              (11,707)                  (878)                  -                  (12,585)
Interest and other income (expenses), net             239                     33                   -                      272
                                                ------------------------------------------------------------------------------
Loss before income taxes                          (11,468)                  (845)                  -                  (12,313)
Provision for income taxes                              1                      -                   -                        1
                                                ------------------------------------------------------------------------------
Net loss                                          (11,469)                  (845)                  -                  (12,314)
Accretion on redeemable convertible
    preferred stock                                  (730)                     -                   -                     (730)
                                                ------------------------------------------------------------------------------

Net loss applicable to common shareholders      $ (12,199)                $ (845)             $    -                $ (13,044)
                                                ==============================================================================

Basic and diluted net loss per share            $   (0.44)                                                          $   (0.46) (d)
                                                ==========                                                          ==========

Weighted average actual and pro forma shares
of common stock outstanding used in
computing basic and diluted net income (loss)
per share                                          27,814                                        544  (c)              28,358  (d)
                                                =========                                      =====                ==========

                               SOFTWARE.COM, INC.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(a) The unaudited pro forma combined financial statements for Software.com and AtMobile give retroactive effect to the merger using the pooling of interests method of accounting and, as a result, such statements are presented as if the companies had been combined for all periods presented. There were no material differences between the accounting policies of Software.com and Atmobile.

(b) Reflects estimated costs to be incurred subsequent to March 31, 2000 associated with the merger of Software.com and AtMobile. These transaction costs include legal, accounting, investment banker fees, printing and registration expenses. Due to the non-recurring nature of these costs, they have not been reflected in the pro forma statements of operations.

(c) Reflects the additional weighted average shares of Software.com common stock that would have been outstanding for each period presented had the merger taken place as of the beginning of each of the periods presented. As a result of the merger, each outstanding share of AtMobile preferred stock and common stock were converted into .0582 shares of Software.com no par value common stock.

(d) Pro forma share and per share amounts are based upon the weighted average shares outstanding during the period assuming the conversion of each outstanding share of AtMobile preferred stock and common stock into .0582 shares of Software.com common stock. As required by accounting rules, we have excluded additional potentially dilutive securities such as stock options and warrants in determining pro forma diluted loss per common share. If we had included those securities, we would have shown less of a loss per common share.

(e) Interest expense on convertible notes payable have been excluded from pro forma results of operations due to the assumed conversion of these notes into preferred stock.

(f) This adjustment reflects the additional weighted average shares of Software.com common stock that would have been outstanding had the merger taken place as of the beginning of the period and also eliminates the effect of common stock equivalents such as common stock options and warrants that are included in the Software.com historical calculation of weighted average shares outstanding in computing diluted earnings per share as such common stock equivalents would be anti-dilutive on pro forma net loss.

                                  INDEX TO EXHIBITS
                                  -----------------


 Exhibit
 Number      Description of Document
 ------      -----------------------


   23.1      Consent of Ernst & Young LLP, independent auditors.